Exhibit 10(a)

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT ("Agreement") between Energy Conservation Technologies Inc., a Nevada Corporation ("ENYC"), doing business at 3027 N 75th Street, Boulder, CO 80301 and Westcap Energy, Inc., a Nevada corporation ("WCE"), doing business at 1000 East Fort Lowell Road, Tucson, Arizona 85719.  These corporations, acting by their respective boards of directors, have entered into this agreement on the 15th day of July, 2011, hereinafter collectively referred to as the "Parties".  The Effective Date shall be the First Day of July, 2011 to coincide with the quarterly closing for the entities for financial reporting purposes.

WHEREAS, WCE is a corporation organized and existing under the laws of the State of Nevada, with its principal business office and a subsidiary corporation Westcap Solar, Inc. located in Tucson Arizona;

WHEREAS, ENYC is a corporation organized and existing under the laws of the State of Nevada, with its principal business office located in Boulder, Colorado;

WHEREAS, the respective Boards of Directors of the Parties, deem it desirable and in the best interests of the shareholders to enter into this Agreement pursuant to the terms and conditions contained herein;

WHEREAS, the respective shareholders of the Parties have cast a majority of the votes of the voting shares for this transaction and deem it desirable and in the best interests of the corporations to enter into this Agreement pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, there shall be an acquisition of all shares of WCE by ENYC, with controlling interest of WCE being transferred to ENYC.  The shareholders of WCE shall receive newly issued shares of ENYC and will immediately control ENYC post-exchange.

ARTICLE I

EXCHANGE OF OWNERSHIP EQUITY

Share Exchange:

1.	Simultaneous with this acquisition, all ENYC preferred shares shall be converted to common shares.

2.
Post-acquisition all currently existing pre-acquisition ENYC shares shall be rolled back on a one for twenty three reverse division including the converted preferred shares.  The resulting shares totaling 1,375,730 common shares shall be held or retained by existing ENYC shareholders after the reverse division in the same percentage of holding as before the reverse division. No fractional shares shall be issued.

3.
ENYC shall exchange 13,957,708 shares of ENYC common stock for 100% of the total ownership of WCE Nevada in order to accomplish the goals of this agreement. After closing, WCE shall distribute the ENYC shares to its shareholders in equal proportion to their holdings prior to the acquisition.

4.
Under the terms of this Agreement to merge between ENYC and WCE effective July 1, 2011, ECT’s balance sheet included as its only asset $92,248 of component inventory as described more fully on Exhibit A.  The Exhibit includes a description of each type of component, the number on hand, the current market price per unit and a total for each type of component.

5.
WCE hereby agrees to hold the components for purchase by Boulder Lamp, Inc. and further agrees to sell the components at the prices set forth on Exhibit A as long as a sufficient number of the type of component desired remains on hand.  The components will be maintained in a segregated container from other components owned by Boulder Lamp and will be available for inspection by WCE during normal business hours.

6.
As consideration for WCE agreeing to hold the component inventory and sell it to Boulder Lamp on the terms set forth above, the Officers and Directors of Boulder Lamp hereby agree to place into an Escrow Account controlled by a mutually acceptable escrow agent (Escrow Agent) the number of ENYC shares proportionately owned by the respective ENYC Officer or Director.  The proportionate shares to be held in escrow represent the Officer or Director’s proportionate share of 600,000 shares out of a total of 1,375,730 shares retained by all shareholders of ECT after a 1 for 23 reverse division of ECT shares subsequent to this agreement between the two entities.

7.	It is further agreed that the shares held in escrow will be released by the Escrow Agent upon full purchase of the components listed on Exhibit A by Boulder Lamp, or its assigns.

8.
At the close of this Agreement, it is understood and agreed that WCE shareholders will be issued restricted common shares of ENYC in a percentage equal to ninety one and 03/100 percent (91.03%) of the total number of shares of ENYC outstanding after the closing. These restricted shares shall be held by WCE shareholders and will be distributed pro-rata to all pre-closing shareholders of WCE.  WCE shareholders shall hold voting majority at the closing of this agreement.

9.	At the close of the agreement all pre-closing shareholders of ENYC shall hold eight and 97/100 percent (8.97%) of the total outstanding shares of post-closing ENYC.

10.	All pre-closing ENYC management and director shareholders shall receive only 144 restricted shares to be held for six months holding before eligible for legend removal.

11.	The new Board of Directors of ENYC shall be voted into office by the shareholders immediately following closing. The physical deliverance of shares shall not be required at closing.

12.
All shares issued to WCE shareholders shall be issued under Regulation 144 of the Rules and Regulations of the United States Securities and Exchange Acts and are to be subject to certain trade restrictions thereto.

13.	Upon Closing, ENYC Board of Directors shall resign and all ENYC officers shall resign.

14.	All financial and operational responsibilities of ENYC post-closing shall become the responsibility of the new ENYC Board of Directors.

15.	The resulting final share issue shall be a total of 15,333,438 common shares of ENYC. The following table indicates the final holding position of the parties.

	Pre-closing shareholdings	Percentage of Ownership	Reversal	Post-closing Resulting shareholdings
ENYC Shareholders shares at closing	28,783,944	8.16	23	1,251,476
ENYC Converted preferred to common	2,857,837.81		23	124,254
WCE shares after closing	13,957,708	91.03	NA	13,957,708
Total shareholding after closing		100.00	NA	15,333,438

ARTICLE II

FUNDING OPERATIONS OF ENYC

WCE has certain connections and friendship with investors or investment groups.  It is understood that raising capital to build a profitable business is the primary purpose of this agreement.  The post-closing Board of Directors of ENYC will attempt on a best efforts basis to raise a minimum sum of $2,000,000 dollars for capital infusion into ENYC, net after expenses.  It is also understood that future investor funds will purchase restricted shares of common or convertible preferred stock to be issued under Regulation 144, including but not limited to Regulation D and Regulation S, of the Rules and Regulations of the United States Securities and Exchange Acts and are to be subject to certain trade restrictions thereto.

ARTICLE III

ASSETS AND LIABILITIES

           On the closing date of this Agreement, all of the assets and liabilities of WCE shall remain the property and liabilities of WCE. The ownership of all shares of WCE will be owned by ENYC post-closing.  ENYC shall then file consolidated financial reports in the future.

1.
Other Assets:  All real, personal and mixed property, as well as stock subscriptions and all other choses in action, and all and every other interest of or belonging to ENYC shall be sold or transferred, and the title to any real estate or any interest, whether vested by deed or otherwise, shall not revert or be in any way impaired by reason of this Agreement.  It is understood that the inventory asset shall be the only ENYC asset on the books of post-closing ENYC.

2.
Liabilities and debts: It is understood and agreed to by WCE that post-closing ENYC is not assuming the debts, liabilities and obligations of pre-closing ENYC unless they are identified and agreed to as disclosed in Exhibit A.  There shall be no tax liability or compensation liabilities of any kind assumed by the post-closing entity ENYC.   (Any obligations assumed must be deducted pro-rata from insider shares at $0.002 per share to match the market value of the corporation pre-closing)

3.
Future Liabilities of ENYC:  Any future liabilities for product warrantees or guarantees, unforeseen liabilities, government charges that existed prior to closing shall be charged to pre-closing shareholders in pro-rata share of their pre-closing ownership or exchanged for ENYC  post-closing shares owned by pre-closing ENYC shareholders at market value.

4.	Name and website: The corporate name and website and all ownership thereof shall remain the property of post-closing ENYC.

5.
 Book and records:  The books and records of all transactions since inception of pre-closing ENYC shall become the property of post-closing ENYC for filing and audit purposes.  Such records shall be boxed and transferred to the post-closing Board of Directors immediately after closing. Pre-closing management of ENYC shall have unlimited access to these records for duplication and review at any time in the future.

ARTICLE IV

INDEMNIFICATION

WCE hereby indemnifies and shall hold ENYC harmless from any losses, claims, damages or liabilities in the event anyone should initiate an action against ENYC after closing in connection with this Agreement.  Pre-closing ENYC shareholders shall not be liable for any settlement of any proceeding or claim, but if settled with such consent or if there is a final judgment for the plaintiff, WCE agrees to indemnify pre-closing ENYC shareholders against any loss or liability by reason of such settlement or judgment.

ENYC and WCE agree that they will vigorously defend and hold harmless the Pre-closing Officers and Directors of ENYC in the event of any litigation filed against either ENYC or its Officers and Directors as a result of this Agreement and the transactions approved by the Pre-closing Directors related to this transaction.

ARTICLE V

CONDUCT OF BUSINESS BY THE PARTIES

       A)  Prior to Closing, WCE shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business. It is understood and agreed to that WCE shall continue to seek acquisitions, both tangible and intangible, as well as seek other sources of debt or equity funding that are in the best interest of WCE, and as such, these activities are considered within its usual and ordinary course of business. Without limiting the generality of the above, WCE shall not, except as otherwise consented to in writing by ENYC or as otherwise provided in this Agreement:

1. Amend its certificate of incorporation or its bylaws;

2.  Declare or pay any dividend or make any other distribution upon or with respect to its capital stock;

3. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its  shareholders either selectively or ratably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

4. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the acquisition in amounts to be determined after the Effective Date;

5. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property, except in the ordinary course of business;

6. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

7. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

8. Default in performance of any material provision of any material contract or other obligation; or

9. Waive any right of any substantial value.

         B)  Prior to Closing, ENYC shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided herein.  Without limiting the generality of this paragraph, ENYC shall not enter into a transaction that materially alters their capital structure or financial condition unless consented to in writing by WCE or as otherwise provided in this Agreement.  Such consent shall not be unreasonably withheld by WCE.

ARTICLE VI

WARRANTIES OF THE PARTIES

1.       REPRESENTATIONS AND WARRANTIES OF WCE.

WCE covenants, represents and warrants to ENYC that:

1.	It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting the assets and/or liabilities;

2.
It is not involved as a defendant or plaintiff in any suit, action, arbitration which, to the best of its knowledge, would affect the assets and/or liabilities or financial condition of WCE; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

3.	It has no earn out contracts, stock options or stock payments that are not disclosed in the due diligence prior to closing

2.       REPRESENTATIONS AND WARRANTIES OF ENYC.

 ENYC covenants, represents and warrants to WCE that:

1.
It is on the date of this Agreement, and will be on Closing Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Nevada and (b) duly authorized under its articles, and under applicable laws, except for unpaid annual fees as listed on Exhibit B, to engage in the business carried on by it;

2.
Its Board of Directors has, and if necessary, its shareholders have authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement;

3.	It has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

4.
It is not involved as a defendant or plaintiff in any suit, action, arbitration which, to the best of its knowledge, would affect the assets and/or liabilities or financial condition of ENYC; and is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

5.
The execution and delivery of this Agreement and its performance in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (1) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required;  (2)  any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the company, or, (3) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset.

6.	It has no earn out contracts, stock options or stock payments that are not disclosed in the due diligence prior to closing

7.	It is a not a fully reporting company under the Securities Exchange Act of 1934, and it is not current in all its reporting requirements as a non-filing entity;

8.	Its common stock is listed and trading on the Over the Counter Pink Sheets and no restrictions have been imposed on the trading of these shares by the FINRA or any other regulatory body.

ARTICLE VII

CONSUMMATION OF ACQUISITION

When the acquisition as contemplated is completed, all expenses incurred in consummating the acquisition shall, except as otherwise agreed in writing between the Parties, be borne by the corporation/company incurring such expense.

ARTICLE VIII

MISCELLANEOUS

1.       ACCESS TO BOOKS AND RECORDS.

         WCE shall, before Closing, afford to the officers and authorized representatives of ENYC free and full access to its books and records, and the officers of WCE will furnish ENYC with financial and operating data and other information as to the business and properties of WCE as ENYC shall from time to time reasonably request.

ENYC shall provide to WCE all books a records of every kind and all information that is available to the general public, including but not limited, to 10K and 10Q filings that have not yet been submitted to the SEC.

ENYC and WCE and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the Agreement as provided for is not consummated as contemplated, ENYC and WCE will each return to the other party all data as the other party may reasonably request.

2.       RIGHTS CUMULATIVE; WAIVERS.

         The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.       BENEFITUARY AND SUCCESSORS BOUND.

         This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.       ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.       ASSIGNMENT.

         Neither this Agreement, nor any other benefit to accrue hereunder, shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.       AMENDMENT.

         This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.       SEVERABILITY.

         Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.       SECTION HEADINGS.

         The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.       CONSTRUCTION.

         Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.      FURTHER ASSURANCES.

         In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.      NOTICES.

         Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail by either the United States mail, postage prepaid, or by Federal Express or similar generally recognized overnight carrier.  Last known addresses of record are listed in the first paragraph of this Agreement.

12.      ARBITRATION, VENUE, GOVERNING LAW.

         This agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of Judicial Arbitration and Mediation Service ("JAMS"). This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this agreement, the parties hereby consent to adjudication under the commercial rules of JAMS.  Said venue of the arbitration shall be in Las Vegas County, Nevada.  Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Nevada. The Laws of the State of Nevada shall govern all disputes regarding this matter. Any provision herein which is later determined to be in violation of any such laws shall be eliminated from the terms of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

13.      CONSENTS.

         The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.      EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

15.      TERMINATION.

         This Agreement may be terminated or abandoned at any time prior to the consummation of the Agreement:

                  (I) by mutual consent of the parties;

                  (ii) by either WCE or ENYC, if in the reasonable belief of such party there has been a material misrepresentation or breach of warranty on the part of the other party in the representations and warranties set forth in the Agreement;

                 (iii) By either WCE or ENYC, if the Agreement shall not have been consummated by the scheduled closing date, subject to authorized extensions;

                  (iv) by either party if the business or assets or financial condition of the other party and its subsidiaries, if any, taken as a whole, have been materially and adversely affected, whether by the         institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

              THIS IS A LEGALLY BINDING AGREEMENT THAT IS ENTERED INTO BY BOTH PARTIES AT ARMS LENGTH.  YOU HAVE BEEN ADVISED TO SEEK COUNCIL FROM YOUR ATTORNEY AND OTHER ADVISORS BEFORE SIGNING THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

Energy Conservation Technologies, Inc.                                                                           Westcap Energy, Inc.

Dated:  July 15, 2011                                                                                                               Dated: July 15, 2011

/S/ Fazle Quazi                                                                                                                         /S/ Charles O’Dowd

By: ______________________________                                                                      By: ________________________________

Fazle Quazi, Chief Executive Officer                                                                                     Charles O’Dowd, President

EXHIBIT A

Detail description of inventory held for sale to Boulder Lamp

EXHIBIT B

List of liabilities assumed by post-closing ENYC

Name of Creditor	Amount assumed and due
Pink Sheets annual fees – two years @ $1,500	$3,000
State of Nevada (Corporate fee)	$540
Holiday Stock Transfer	$155
Incorp – Registered agent in Nevada annual service fee	$104